EXHIBIT 99.1

FACEBOOK, INC.
FORM OF NOTICE OF NON-PLAN RESTRICTED STOCK UNIT AWARD
(INDUCEMENT RESTRICTED STOCK UNIT AWARD)
GRANT NUMBER: {rs.rs_number}
The capitalized terms used but not otherwise defined herein shall have the same meanings as in the Facebook, Inc. (the "Company") 2012 Equity Incentive Plan (the "Plan").

Name:	{participant.display_name}

Address:	{participant.mail_country}

You ("Participant") have been granted an award of Non-Plan Restricted Stock Units ("RSUs") subject to the terms and conditions of this Notice of Non-Plan Restricted Stock Unit Award (the "Notice") and the attached Non-Plan Restricted Stock Unit Award Agreement (hereinafter "RSU Agreement"). This RSU award is not being granted under the terms of the Plan and is instead an inducement grant pursuant to Section 5635(c)(4) of The NASDAQ Stock Market Rules.

Number of RSUs:	{rs.rs_shares}

Date of Grant:	{rs.rs_date}

Vesting Commencement Date:	{rs.rs_vest_commencement_date}

Expiration Date:	The date on which settlement of all RSUs granted hereunder occurs, with earlier expiration upon the Termination Date

Vesting Schedule:	Subject to the limitations set forth in this Notice and the RSU Agreement, the RSUs will vest in accordance with the following schedule:
{tranche_shares}

Additional Vesting Terms:	{insert additional terms}
By accepting (whether in writing, electronically or otherwise) the RSUs, Participant acknowledges and agrees to the following:

Subject to the terms and conditions of Participant's offer letter agreement with WhatsApp dated October [•], 2014 (the "Offer Letter Agreement"), Participant agrees and acknowledges that in the event Participant's service status with the Company (or a Subsidiary or affiliate, as the case by may be) changes: (i) the Vesting Schedule may change prospectively, or (ii) a portion of the award may be subject to forfeiture. Subject to the terms and conditions of the Offer Letter Agreement, any such changes or forfeiture will occur in accordance with Company policies including but not limited to policies relating to full- or part-time status, leaves of absence, work schedules, and vesting of awards.

Participant understands that Participant's employment or consulting relationship or service with the Company is for an unspecified duration, can be terminated at any time (i.e., is "at-will"), and that nothing in this Notice or the RSU Agreement changes the at-will nature of that relationship. Participant acknowledges that, subject to the terms of the Offer Letter Agreement, the vesting of the RSUs pursuant to this Notice is earned only by continuing service as an Employee, Director or Consultant. Participant also understands that this Notice is subject to the terms and conditions of the RSU Agreement, which is incorporated herein by reference. Participant has read the RSU Agreement. By accepting this RSU, Participant consents to the electronic delivery as set forth in the RSU Agreement.
[Signature Page Follows]

PARTICIPANT	FACEBOOK, INC.
Signature:	Signature:
Print Name:	Print Name:
Title:

[Signature Page to Notice of Non-Plan Restricted Stock Unit Award]

FACEBOOK, INC.
FORM OF NON-PLAN RESTRICTED STOCK UNIT AWARD AGREEMENT
(INDUCEMENT RESTRICTED STOCK UNIT AWARD)

The capitalized terms used but not otherwise defined herein shall have the same meanings as in the Facebook, Inc. (the "Company") 2012 Equity Incentive Plan or the Notice of Non-Plan Restricted Stock Unit Award (the "Notice"), as applicable.
You ("Participant") have been granted Restricted Stock Units ("RSUs") subject to the terms, restrictions and conditions of the Notice and this Non-Plan Restricted Stock Unit Award Agreement (the "Agreement").
1.    Settlement. Settlement of RSUs shall be made within 30 days following the applicable date of vesting under the vesting schedule set forth in the Notice. Settlement of RSUs shall be in Shares.

2.    No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, Participant shall have no ownership of the Shares allocated to the RSUs and shall have no right to dividends or to vote such Shares. After Shares are issued to the Participant in settlement of vested RSUs, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares.
3.    Dividend Equivalents. Dividends, if any (whether in cash or Shares), shall not be credited to Participant.
4.    Non-Transferability of RSUs. RSUs may not be transferred in any manner other than by will or by the laws of descent or distribution or court order or unless otherwise permitted by the Committee on a case-by-case basis.
5.    Termination. If Participant's service Terminates for any reason, all unvested RSUs shall be forfeited to the Company forthwith, and all rights of Participant to such RSUs shall immediately terminate after giving effect to any applicable additional vesting terms set forth in the Notice. In case of any dispute as to whether Termination has occurred, the Committee shall have sole discretion to determine whether such Termination has occurred and the effective date of such Termination.
6.    Withholding Taxes. Prior to the settlement of Participant's RSUs, Participant shall pay or make adequate arrangements satisfactory to the Company to satisfy all withholding obligations of the Company. In this regard, Participant authorizes the Company to withhold all applicable withholding taxes legally payable by Participant from Participant's wages or other cash compensation paid to Participant by the Company. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time and to limitations of local law, may require or permit Participant to satisfy such tax withholding obligation or any other tax liability legally due from the Participant, in whole or in part by (without limitation) (i) paying cash; or (ii) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum amount required to be withheld. With the Committee's consent, these arrangements may also include, if permissible under local law, (i) withholding Shares that otherwise would be issued to Participant when Participant's RSUs are settled, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum statutory withholding amount; (ii) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant's behalf pursuant to this authorization); or (iii) any other arrangement approved by the Committee. The Fair Market Value of these Shares, determined as of the effective date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes. The Company may refuse to deliver the Shares if Participant fails to comply with Participant's obligations in connection with the tax withholding as described in this section. The Fair Market Value of the Shares will be determined as of the date that the taxes are required to be withheld and such Shares will be valued based on the value of the actual trade or, if there is none, the Fair Market Value of the Shares as of the previous trading day.
7.    Acknowledgement. The Company and Participant agree that the RSUs are granted under and governed by the Notice, this Agreement and the Offer Letter Agreement. Participant: (i) acknowledges receipt of a copy of the Agreement prospectus, (ii) represents that Participant has carefully read and is familiar with its provisions, and (iii) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Notice.
8.    Certificates. All Shares or other securities, whether or not certificated, delivered upon settlement of the RSUs will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable U.S. federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted and any non-U.S. exchange controls or securities law restrictions to which the Shares are subject. The Company shall issue the Shares registered in the name of Participant, Participant's authorized assignee, or Participant's legal representative.
9.    Adjustment of Shares. If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then the number of Shares subject to the RSUs will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.
10.    Corporate Transactions. In the event of a Corporate Transaction any or all outstanding RSUs may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on the Participant. In the alternative, the successor corporation may substitute equivalent RSUs or provide substantially similar consideration to Participant as was provided to stockholders (after taking into account the existing provisions of the RSUs). In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute the RSUs, as provided above, pursuant to a Corporate Transaction, then notwithstanding any other provision in the Notice and the Agreement to the contrary, the RSUs shall have their vesting accelerate as to all shares subject to the RSUs immediately prior to the Corporate Transaction unless otherwise determined by the Board and then such RSUs will terminate.
11.    Award Transfer Program. Notwithstanding any contrary provision of the Notice or the Agreement, the Committee shall have all discretion and authority to determine and implement the terms and conditions of any Award Transfer Program and shall have the authority to amend the terms of the RSUs participating, or otherwise eligible to participate in, the Award Transfer Program, including (but not limited to) the authority to (i) amend (including to extend) the expiration date and/or forfeiture conditions of the RSUs; (ii) amend or remove any provisions of the RSUs relating to Participant's continued service to the Company; (iii) amend the adjustments to be implemented in the event of changes in the capitalization and other similar events with respect to the RSUs; and (iv) make such other changes to the terms of the RSUs as the Committee deems necessary or appropriate in its sole discretion.
12.    Escrow. To enforce any restrictions on Participant's Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates.
13.    Exchange and Buy-Out of RSUs. Without prior stockholder approval the Committee may with the consent of the Participant, pay cash or issue new awards in exchange for the surrender and cancellation of any, or all, outstanding RSUs.

14.    Administration. This Agreement and the Notice shall be administered by the Committee or by the Board acting as the Committee. The Committee will have the authority to (i) construe and interpret the Notice and the Agreement; (ii) prescribe, amend and rescind rules and regulations relating to the RSUs; (iii) determine the Fair Market Value in good faith and interpret the applicable provisions in the Notice and this Agreement and the definition of Fair Market Value in connection with circumstances that impact the Fair Market Value; (iv) grant waivers of conditions subject to the RSUs; (v) correct any defect, supply any omission or reconcile any inconsistency in the Notice and the Agreement; (vi) determine whether the RSUs have been earned; (vii) determine the terms and conditions of any, and to institute any Exchange Program; and (viii) make all other determinations necessary or advisable for the administration of the Notice and the Agreement.
15.    Committee Interpretation and Discretion. Any determination made by the Committee with respect to the RSUs shall be made in its sole discretion at any time, unless in contravention of any express term of the Notice and the Agreement, and such determination will be final and binding on the Company and the Participant. Any dispute regarding the interpretation of the Notice and the Agreement shall be submitted by the Participant or Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and the Participant.
16.    Minimum Share Reserve. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of the RSUs.
17.    Insider Trading Policy. Participant shall comply with any policy adopted by the Company from time to time covering transactions in the Company's securities by employees, officers and/or directors of the Company.
18.    Amendment of the Notice and Agreement. The Board may at any time amend this Agreement in any respect; provided, however, that the Committee will not, without the approval of the Participant, amend this Agreement in any manner that impairs the rights of Participant.
19.    Entire Agreement; Enforcement of Rights. This Agreement, the Notice and the Offer Letter Agreement constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.
20.    Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company's Common Stock may be listed or quoted at the time of such issuance or transfer.
21.    Governing Law; Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.
22.    No Rights as Employee, Director or Consultant. Nothing in the Notice or the Agreement will confer or be deemed to confer on Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company, or affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate Participant's service, for any reason, with or without cause.
23.    Definitions. As used in this Agreement, the following terms will have the following meanings:
"Award Transfer Program" means any program instituted by the Committee which would permit the Participant the opportunity to transfer the RSUs to a financial institution or other person or entity approved by the Committee.

"Committee" means the Compensation Committee of the Board or those persons to whom administration of the Notice and the Agreement has been delegated as permitted by law.

"Exchange Program" means a program pursuant to which outstanding RSUs are surrendered, cancelled or exchanged for cash, RSUs or a different award.

"Fair Market Value" means, as of any date, the value of a share of the Company's Common Stock determined as follows:

(a)    if such Common Stock is publicly traded and is then listed on a national securities exchange, the closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as officially quoted in the composite tape of transactions on such exchange or such other source as the Committee deems reliable for the applicable date;

(b)    if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c)    if none of the foregoing is applicable, by the Board or the Committee in good faith.

"Merger Agreement" means that Agreement and Plan of Merger and Reorganization dated as of February 19, 2014, by and among the Company, WhatsApp and the other parties thereto, as amended from time to time.

"Termination" or "Terminated" means, for purposes of the Notice and the Agreement with respect to the Participant that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor or advisor to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee; provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case the Participant is on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the RSUs while on leave from the employ of the Company or a Parent or Subsidiary of the Company as it may deem appropriate, except that in no event may the RSUs be exercised after the expiration of the term set forth in the Notice and the Agreement. In the event of military leave, if required by applicable laws, vesting shall continue for the longest period that vesting continues under any other statutory or Company approved leave of absence and, upon Participant's returning from military leave (under conditions that would entitle him to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he shall be given vesting credit with respect to the RSUs to the same extent as would have applied had the Participant continued to provide services to the Company throughout the leave on the same terms as he was providing services immediately prior to such leave. Participant shall have terminated employment as of the date he ceases to be employed (regardless of whether the termination is in breach of local laws or is later found to be invalid) and employment shall not be extended by any notice period or garden leave mandated by local law. The Committee will have sole discretion to determine whether Participant has ceased to provide services for purposes of the Notice and the Agreement and the effective date on which the Participant ceased to provide services (the "Termination Date").

"WhatsApp" means WhatsApp Inc., a Delaware corporation, or any successor corporation.

By Participant's acceptance (whether in writing, electronically or otherwise) of the Notice, Participant and the Company agree that this RSU is granted under and governed by the terms and conditions of the Notice, this Agreement and the Offer Letter Agreement. Participant has reviewed the Notice and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of the Notice and this Agreement. Subject to Participant's rights under that certain Arbitration Agreement (Attachment B to the Offer Letter Agreement), Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Notice and this Agreement. Participant further agrees to notify the Company upon any change in Participant's residence address. By acceptance of this RSU, Participant consents to the electronic delivery of the Notice, this RSU Agreement, account statements, Agreement prospectuses required by the Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the RSU. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering this Agreement, the delivery of the document via e-mail or such other delivery determined at the Company's discretion.

[Signature Page Follows]

PARTICIPANT	FACEBOOK, INC.
Signature:	Signature:
Print Name:	Print Name:
Title:

[Signature Page to Non-Plan Restricted Stock Unit Award Agreement]